Exhibit (j)(3) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees of Federated Hermes Adviser Series:

We consent to the use of our reports dated January 25, 2021, with respect to the financial statements of Federated Hermes Global Equity Fund, Federated Hermes Global Small Cap Fund, and Federated Hermes International Developed Equity Fund, each a series of the Federated Hermes Adviser Series, as of November 30, 2020, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

January 25, 2021